Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 123 to Registration Statement No. 2-47015 on Form N-1A of our report dated December 21, 2018, relating to the financial statements and financial highlights of Federal Trust Fund, FedFund, TempCash, T-Fund, Treasury Trust Fund, MuniCash, MuniFund, California Money Fund, TempFund and New York Money Fund of BlackRock Liquidity Funds (the, “Funds”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 29, 2019